UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2018

REGENXBIO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37553	47-1851754
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9600 Blackwell Road, Suite 210 Rockville, Maryland		20850
(Address of principal executive offices)		(Zip Code)

(240) 552-8181

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01.	Other Events.

On June 8, 2018, REGENXBIO Inc. (the “Company”) received a payment of $100.0 million due to Novartis AG’s acquisition of AveXis, Inc. (“AveXis”) on May 15, 2018 (the “Merger”), pursuant to the change of control provisions of the First Amendment, dated January 8, 2018 (the “Amendment”), to the License Agreement, dated March 21, 2014, between the Company and AveXis (as amended, the “License Agreement”).

The payment to the Company consisted of (i) $60.0 million that AveXis was obligated to pay in equal installments on the first and second anniversaries of the effective date of the Amendment and (ii) the first $40.0 million of sales-based milestone payments to be paid by AveXis under the License Agreement. Under the License Agreement, the Company may receive up to an additional $80.0 million upon achievement of sales-based milestones. In addition to any other potential consideration under the License Agreement, the Company is entitled to receive mid-single to low double-digit royalties on net sales of any product developed for the treatment of spinal muscular atrophy (“SMA”) using the NAV AAV9 vector, as well as low double-digit royalties on net sales of any product developed for the treatment of SMA using a licensed vector other than NAV AAV9.

A copy of the Company’s press release relating to the payment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	REGENXBIO Inc. Press Release dated June 11, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENXBIO INC.

Date: June 11, 2018	By:	/s/ Patrick J. Christmas II
Patrick J. Christmas II
Senior Vice President, General Counsel